Exhibit 10.2

Execution Version

SUPPORT AGREEMENT

This Support Agreement, dated April 6, 2025 (this “Agreement”), is by and among the entities listed on Schedule A hereto (collectively, “Third Point”, and each individually, a “member” of Third Point) and CoStar Group, Inc. (the “Company”).

WHEREAS, Third Point and its Affiliates (as defined herein) beneficially own or have economic exposure to 8,353,000 shares of common stock of the Company, par value $0.01 (the “Common Stock”), on the date hereof; and

WHEREAS, the Company and Third Point have engaged constructively on certain matters relating to the Company’s business and have mutually determined to reflect their agreements on matters relating to the election of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Board Matters.

(a) The Company and Third Point agree as follows:

(i) the Board, following a lengthy and comprehensive search for new members of the Board, has determined to add John Berisford (the “Third Point Nominee”), Christine M. McCarthy and Rachel C. Glaser (collectively, the “New Independent Appointees” and each a, “New Independent Appointee”) to the Board, and Third Point supports the addition of each of the New Independent Appointees to the Board. In furtherance thereof, each of the New Independent Appointees will be appointed to serve as a director on the Board, effective as of the date of this Agreement and will be included in the Company’s slate of director nominees in the Company’s proxy statement for its 2025 annual meeting of stockholders (the “2025 Annual Meeting”);

(ii) the Company will use commercially reasonable efforts to cause the election of the New Independent Appointees to the Board at the 2025 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the New Independent Appointees (along with all other Company nominees), soliciting proxies for the election of the New Independent Appointees, and otherwise supporting each of the New Independent Appointees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate); and

(iii) during the Standstill Period (as defined below), should the Third Point Nominee resign from his or her position as a Board member, or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving, as a Board member, and at such time Third Point has a Net Long Position (as defined below) of at least fifty percent (50%) of the Net Long Position which Third Point has as of the date of this Agreement, the Company (and Board) shall select a replacement therefor reasonably acceptable to Third Point who is “independent” pursuant to the rules of the Nasdaq Stock Market LLC and satisfies the Board membership criteria set forth in the Company’s Principles of Corporate Governance (and such person, a “Replacement Designee”). Any such Replacement Designee who becomes a Board member in replacement of the Third Point Nominee shall be deemed to be a New Independent Appointee for all purposes under this Agreement.

(b) Third Point acknowledges that, prior to the appointment of the New Independent Appointees to the Board and prior to the nomination of the New Independent Appointees for election at the 2025 Annual Meeting, the New Independent Appointees must provide, to the extent not already provided, (i) any information the Company reasonably requests from non-management directors generally in connection with such appointment or nomination, including completion of the Company’s standard D&O questionnaire and other customary onboarding documentation required of non-management directors generally and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which the New Independent Appointees are elected at any future annual meeting of the Company’s stockholders, in each case, as provided by the Company and that apply generally to non-management directors, (ii) information requested by the Company from non-management directors generally that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company from non-management directors generally in connection with assessing the New Independent Appointees’ eligibility to serve on the Board, and (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company generally to assure compliance with the matters referenced in Section 1(c).

(c) Third Point acknowledges that, at all times while serving as a member of the Board, all non-management directors are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines generally applicable to such Board members, including the Company’s code of conduct and conflicts of interest policy, director stock ownership policy, clawback policy, insider trading compliance policy, anti-hedging and anti-pledging policies, Regulation FD-related policies, director confidentiality policies and principles of corporate governance, in each case that have been identified and provided in writing to the New Independent Appointees and that apply generally to non-management directors (the “Company Policies”), and preserve the confidentiality of Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees in accordance with Company Policies.

(d) The Board shall take all action necessary to form an advisory capital allocation committee of the Board (the “Capital Allocation Committee”), effective as of the date of this Agreement, to support the Board’s and management’s review of the Company’s capital structure, capital allocation priorities, and financial targets, including for international expansion and significant investments by the Company’s major brands, including CoStar, Apartments.com, LoopNet, and Homes.com, in accordance with the charter of the Capital Allocation Committee in the form made available to Third Point on or prior to the date of this Agreement (the “Capital Allocation Committee Charter”), which was duly adopted by the Board effective as of the date of this Agreement. The Capital Allocation Committee Charter shall not be amended or modified prior to the end of the Standstill Period without the prior written consent of a majority of the whole Capital Allocation Committee. In accordance with Delaware law and the Company’s bylaws, the Board shall cause the Capital Allocation Committee to be composed of four members which shall include (i) Andrew Florance, (ii) John Berisford (iii) Christine M. McCarthy and (iv) Robert W. Musslewhite, with Mr. Florance serving as the chair of the Capital Allocation Committee, and the composition thereof shall not be altered without the prior written consent of Third Point except if a member thereof resigns from his or her position of the member of the Board or the Capital Allocation Committee. In the event the Third Point Nominee resigns from his or her position as a Board member and/or member of the Capital Allocation Committee, or is rendered unable to, or refuses to, be appointed to, or for any other reason fails to serve or is not serving, as a member of the Capital Allocation Committee, the Company (and Board) shall select a replacement therefor that is reasonably acceptable to Third Point. The Capital Allocation Committee shall consider, in good faith, retaining a consultant that has relevant experience related to the issues that are within the scope of the Capital Allocation Committee’s mandate.

(e) The Board shall, subject to compliance with all applicable stock exchange rules, consider appropriate appointments for the New Independent Appointees to applicable Board committees as it would consider such appointments for other Board candidates, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees.

(f) Each of Michael R. Klein, Christopher J. Nassetta and Laura C. Kaplan (the “Retiring Directors”) has delivered a resignation letter to the Board, effective as of the appointment of the New Independent Appointees to the Board. The Company agrees that the Company’s slate of director nominees in the Company’s proxy statement for the 2025 Annual Meeting will be limited to eight (8) nominees. As of the date hereof, the Company anticipates that such slate of nominees shall be limited to the New Independent Appointees and the persons who are members of the Board as of the date of this Agreement other than the Retiring Directors.

(g) The New Independent Appointees will be entitled to the same compensation, director indemnity and insurance and other benefits as are accorded to the other non-employee directors of the Company.

(h) Upon the appointment of the New Independent Appointees to the Board and the formation of the Capital Allocation Committee, each member of Third Point, on behalf of itself and the Third Point Affiliates (as defined below), (i) irrevocably withdraws (and shall be deemed to have so withdrawn) all director nominations and candidates and any related materials or notices submitted to the Company prior to the date hereof in connection therewith or related to, including the nomination notice submitted by Third Point Master Fund L.P. in respect of Third Point’s intention to nominate certain individuals for election as directors of the Company at the 2025 Annual Meeting (the “Notice”), (ii) further agrees not to take any further action with respect to the foregoing nominations or otherwise concerning the 2025 Annual Meeting and (iii) subject to the Third Point Nominee entering into an indemnification agreement in a form that is customary and consistent with indemnification agreements provided to other members of the Board, terminates any agreements attached to the Notice with the Third Point Nominee and releases the Third Point Nominee from his or her obligations therein.

2. Standstill.

(a) From the date hereof until the date that is the earlier to occur of (i) thirty (30) days prior to the advance notice deadline for making director nominations under the Company’s bylaws at its 2026 annual meeting of stockholders, and (ii) one hundred fifty (150) days prior to the one year anniversary of the date of the 2025 Annual Meeting (such period, the “Standstill Period”), no member of Third Point shall, directly or indirectly, and each member of Third Point shall cause each Third Point Affiliate it controls not to, directly or indirectly:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof) in or assist any person or entity not a party to this Agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter or voting any such Voting Securities in accordance with the terms of this Agreement);

(ii) knowingly encourage, or advise any other person (other than a Third Point Affiliate) or knowingly assist any Third Party in so encouraging, or advising any person (other than a Third Point Affiliate) with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement, or advice that is consistent with Company management’s recommendation in connection with such matter);

(iii) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Third Point and the Third Point Affiliates);

(iv) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders, (C) seek, alone or in concert with others, the removal of any member of the Board or (other than as expressly permitted by this Agreement) propose any nominee for election to the Board, (D) seek, alone or in concert with others, representation on the Board or (E) engage in any “withhold” or similar campaign;

(v) other than in market transactions where the identity of the ultimate purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any voting rights decoupled from the underlying securities held by Third Point to any Third Party unless such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(vi) grant any proxy, consent or other authority to vote any Voting Securities of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise expressly permitted by this Agreement) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like) and except as otherwise expressly set forth in Section 2(b);

(vii) make any request for stocklist materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or otherwise;

(viii) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and disparages, defames, slanders impugns or calls into disrepute the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer or director or as an employee of the Company or its Affiliates (A) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any stockholder, analyst, journalist or member of the media (including in a television, radio, internet, newspaper or magazine interview) (and the Company agrees that this Section 2(a)(viii) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and the Third Point Affiliates and their respective officers, directors and controlling persons); provided that nothing herein shall limit or preclude Third Point or the Third Point Affiliates from exercising any rights under this Agreement or conveying its opinion and views to any members of the Board or senior management of the Company privately and in a manner that does not require public disclosure by the Company or Third Point; and provided, further, that Third Point and the Third Point Affiliates can communicate to its investors in its quarterly investor letters regarding its views on the Company’s business, operations or financial performance, in an objective and non-disparaging fashion;

(ix) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in their capacities as such (including derivative actions), other than (A) litigation by Third Point or any Third Point Affiliate to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates or any of their respective current of former directors or officers against Third Point or any Third Point Affiliate, (C) the exercise of statutory appraisal rights; (D) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (E) responding to or complying with any validly issued legal process (and the Company agrees that this Section 2(a)(ix) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and the Third Point Affiliates and their respective officers, directors and controlling persons);

(x) without the prior written approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly or privately propose or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company (an “Extraordinary Transaction”) or actively encourage, initiate or support any other Third Party in any such activity (it being understood that the foregoing shall not restrict any person or entity from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(xi) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities if in any such case, immediately after the taking of such action, Third Point (together with the Third Point Affiliates) would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed 4.9% of the then outstanding shares of Common Stock;

(xii) enter into any negotiations, agreements, arrangements or understandings (whether written or oral) with any Third Party with respect to the matters set forth in this Section 2; or

(xiii) request, directly or indirectly, any amendment or waiver of the foregoing (including this subclause) in a manner that would be reasonably likely to result in or require public disclosure by Third Point (or any Third Point Affiliates) or the Company.

Notwithstanding the foregoing, the restrictions in this Section 2(a) shall terminate automatically upon any material breach of this Agreement by the Company upon five (5) business days’ written notice by Third Point to the Company if such breach has not been cured within such notice period, provided that Third Point is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Notwithstanding the foregoing, nothing in this Agreement, will prohibit or restrict Third Point or any Third Point Affiliate from (i) making any public or private statement or announcement with respect to (A) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (B) the commencement of any tender or exchange offer (by any person or group) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock, with respect to which the Company has filed with the SEC a Schedule 14D-9 (or amendment thereto) (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) that does not recommend that its stockholders reject such tender or exchange offer, (ii) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Third Point or any Third Point Affiliate), (iii) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (iv) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, or (v) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings or conferences) regarding any matter so long as such communications are not intended to, and would not reasonably be expected to, result in or require the Company, Third Point or any Third Point Affiliate to make public disclosure (of any kind) with respect thereto.

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise). For purposes of this Section 2, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

Third Point agrees that it will cause the Third Point Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Third Point Affiliate. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b) Until the end of the Standstill Period, Third Point together with all controlled Affiliates of the members of Third Point (such controlled Affiliates, collectively and individually, the “Third Point Affiliates”) shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting, (ii) against any other director nominees, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the recommendation of the Board on any precatory or non-binding proposals and any non-transaction-related proposals that come before any Stockholders Meeting; provided, that in the event that either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) have recommended otherwise with respect to any of the foregoing matters referred to in clause (iv) immediately above, then Third Point and the Third Point Affiliates shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation, as applicable, with respect to such matter.

3. Public Announcements. Promptly following the execution of this Agreement, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor Third Point or any Third Point Affiliate shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is in any way inconsistent with the statements made in the Press Release, except as required by law or the rules of any stock exchange, in connection with the enforcement of this Agreement, or with the prior written consent of the other party. Third Point acknowledges and agrees that the Company intends to (i) file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC and (ii) file a Current Report on Form 8-K announcing appointment of the New Independent Appointees once appointed and may issue a press release (and file or furnish such press release as an exhibit to such 8-K) in connection with such appointment, and Third Point shall have reasonable advance review and consultation rights upon any such Form 8-K filing (or amendment thereto) or press release made by the Company with respect to this Agreement.

4. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

5. Representations and Warranties of Third Point. Each member of Third Point severally represents and warrants that, as of the date of this Agreement: (a) Third Point, together with all of the Third Point Affiliates, collectively Beneficially Own, an aggregate of 1,975,000 shares of Common Stock; (b) except for such ownership, no member of Third Point, individually or in the aggregate with all other members of Third Point and the Third Point Affiliates, has any other Beneficial Ownership of any Voting Securities; and (c) Third Point, collectively with the Third Point Affiliates, have a Net Long Position of 1,975,000 shares of Common Stock. The term “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

6. Representations and Warranties of the Company. The Company represents and warrants, that as of the date of this Agreement, none of the Company, the Board nor their respective advisors are engaged in discussions to grant board representation or board designation rights to any other stockholder of the Company, except pursuant to this Agreement and that certain other support agreement being entered into concurrently herewith with D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C.

7. Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the following addresses:

if to the Company:

CoStar Group, Inc.

1201 Wilson Boulevard Arlington, VA 22209

Attention: Gene Boxer, General Counsel & Corporate Secretary

Email: generalcounsel@costar.com

With copies to (which shall not constitute notice):

Latham & Watkins LLP 1271 Avenue of the Americas
New York, NY 10020
Attention:	Charles Ruck
Josh Dubofsky
Email:	Charles.Ruck@lw.com
Josh.Dubofsky@lw.com

if to Third Point:

Third Point LLC

55 Hudson Yards

New York, NY 10001

Attention: Joshua L. Targoff and Robin Brem

Email: legal@thirdpoint.com

With copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention: Russell Leaf and Jared Fertman

Email: rleaf@willkie.com and jfertman@willkie.com

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate upon the expiration of the Standstill Period. Upon such termination, this Agreement shall have no further force and effect.

13. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by means of electronic delivery).

14. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16. Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including communications between Third Point, on the one hand, and the Board and the Company’s management, on the other hand, and each party’s preparation of this Agreement..

17. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

18. Liability Several and Not Joint; Exercise of Third Point Rights. Notwithstanding anything contained herein to the contrary, the obligations of the members of Third Point hereunder are several and not joint or collective. In addition, any references in this Agreement that provide any rights or remedies to Third Point shall, solely for purposes of exercising such rights or remedies, be deemed references to Third Point LLC.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CoStar Group, Inc.

By:	/s/ Gene Boxer
	Name:	Gene Boxer
	Title:	General Counsel & Corporate Secretary

THIRD POINT LLC

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	President

SCHEDULE A

Third Point LLC as investment manager for certain funds and accounts.

EXHIBIT A

PRESS RELEASE

CoStar Group Announces Board Refreshment and Corporate Governance Enhancements

Appoints John Berisford, Rachel Glaser and Christine McCarthy to the Board as Independent Directors

Appoints Louise Sams Chairman of the Board

Establishes Capital Allocation Committee of the Board to Comprehensively Evaluate Significant Investments and Confirm Financial Targets

Enters into Support Agreements with the D. E. Shaw Group and Third Point

ARLINGTON, VA – April 7, 2025 – CoStar Group, Inc. (NASDAQ: CSGP) (“CoStar Group,” the “Company,” “we,” “us” or “our”), a leading provider of online real estate marketplaces, information and analytics in the commercial and residential property market, today announced the appointment of John Berisford, Rachel Glaser and Christine McCarthy to the Company’s Board of Directors (the “Board”). As part of the Company’s ongoing refreshment efforts, Michael Klein, Christopher Nassetta and Laura Kaplan have retired from the Board and Louise Sams was appointed as independent Board Chair, effective immediately. The Board will comprise eight directors, seven of whom are independent.

The Board also established a Capital Allocation Committee to support the Board’s and management’s comprehensive review of the Company’s capital structure, capital allocation priorities and financial targets, including for international expansion and significant investments by the Company’s major brands, including CoStar, Apartments.com, LoopNet and Homes.com. As part of its work, the Committee will review the Company’s ongoing investment in Homes.com and ensure an appropriate timeline for profitability. The Capital Allocation Committee includes independent directors Berisford, McCarthy, Robert Musslewhite and Andy Florance, CoStar Group’s Founder and Chief Executive Officer, who will serve as the chair of the Committee.

“These Board additions and the creation of the Capital Allocation Committee align with our commitment to strong governance practices and focus on enhancing stockholder value,” said Sams. “We appreciate the constructive dialogue and perspectives of the D. E. Shaw group and Third Point and look forward to working with our new independent directors as we oversee the execution of CoStar Group’s initiatives to unlock profitable growth opportunities.”

“With the strength and support of the refreshed Board, CoStar Group is well positioned to extend its long track record of creating stockholder value,” said Florance. “We have invested in creating more than half a dozen highly profitable, category-leading digital real estate solutions by leveraging our research & development capabilities, massive data advantage and an online community of more than a billion real estate market participants. By maintaining our fortress balance sheet and strong cash flow profile, we will continue to build on our successes through disciplined investment in key growth initiatives across our platforms.”

Sams continued, “I am honored to take on this role as Chair and excited for the tremendous value creation opportunity ahead. On behalf of the Board and leadership team, I thank Michael, Chris and Laura for their dedication to CoStar Group and considerable contributions to the business. Michael has been instrumental to CoStar Group’s success since co-founding the Company, including helping to develop the strategic direction of the business and chart the course for CoStar Group’s tremendous growth and value creation. Similarly, Chris and Laura have played critical roles overseeing the expansion and evolution of our platforms, the development of our operational model and the creation of the Company’s strong financial foundation.”

Sams concluded, “Michael, Chris and Laura have exemplified what it means to be a thoughtful, engaged and highly collaborative Board member and an advocate for stockholders. Their retirements are part of our ongoing succession planning and refreshment process, and we wish them all the best.”

“We are pleased to be significant CoStar stockholders and believe that these steps to refresh Board composition, update executive compensation programs and articulate a disciplined capital allocation strategy will improve the business and drive significant stockholder value,” said Daniel S. Loeb, Chief Executive Officer of Third Point LLC.

“The changes announced today, coupled with CoStar’s leading franchises, position the Company to create sustainable value for stockholders,” said Michael O’Mary, Managing Director at the D. E. Shaw group. “John, Christine and Rachel will add valuable experience and expertise as the Board and newly formed Capital Allocation Committee oversee the execution of CoStar’s strategy and optimize its investments and operations.”

Additional Corporate Governance Enhancements

In addition, the CoStar Group Board intends to review the Company’s executive compensation programs to ensure management’s incentives remain aligned with stockholder value creation.

In connection with the actions announced today, CoStar Group has entered into support agreements (the “Agreements”) with the D. E. Shaw group and Third Point LLC. Pursuant to the terms of the Agreements, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”), the stockholders have agreed to customary standstill, voting and other provisions.

Goldman Sachs & Co. LLC is serving as financial advisor to CoStar Group and Latham & Watkins LLP is serving as legal counsel.

John Berisford

John Berisford is an accomplished executive with an extensive background in data, business analytics and human resources. He most recently served as President of S&P Global Ratings and previously served as the company’s Executive Vice President of Human Resources. During his tenure at S&P, Berisford was instrumental in creating and executing the company’s growth plan following the sale of McGraw Hill Education. Before joining S&P Global, he spent 22 years at PepsiCo where he held several leadership roles and served as the Chief Human Resources Officer at the Pepsi Bottling Group. Berisford currently serves on the Board of Directors of Heidrick & Struggles. He holds a bachelor’s in political science from West Liberty University and a master’s degree in labor and industrial relations from West Virginia University.

Rachel Glaser

Rachel Glaser is a seasoned executive with considerable financial expertise and relevant marketplace experience. She most recently served as the Chief Financial Officer of Etsy, Inc. Previously, Glaser was the Chief Financial Officer of Leaf Group Ltd., a company that owns and operates consumer media and marketplaces. Prior to that, she was the Chief Financial Officer of Move, Inc., the parent company of Realtor.com. Glaser also served as the Chief Operating and Financial Officer of MyLife.com, a subscription-based search business, and was the Senior Vice President of Finance for Yahoo! Inc. Prior to these roles, she held various finance and operations positions at The Walt Disney Company. Glaser currently serves on the Board of Directors of The New York Times Company. She holds a bachelor’s degree in psychology from University of California, Berkeley, and a master’s in business administration from the University of Southern California.

Christine McCarthy

Christine McCarthy is a recognized corporate finance leader with over 30 years of experience. She most recently served as Executive Vice President and Chief Financial Officer of The Walt Disney Company. Over her more than twenty years at the Company she held positions of increasing responsibility, including Executive Vice President, Corporate Real Estate, Alliances and Treasurer, and Senior Vice President and Treasurer. Prior to Disney, McCarthy spent over sixteen years in the banking industry, serving as Executive Vice President and Chief Financial Officer of Imperial Bancorp and holding various senior positions at First Interstate Bancorp. She currently serves on the Boards of Directors of Flutter Entertainment, FM Global and Proctor & Gamble. McCarthy holds a bachelor’s degree in biology from Smith College and a master’s in business administration from the Anderson School of Management at UCLA.

Louise Sams

Louise Sams, who has served on the CoStar Group Board since 2019, is a veteran public company executive who brings considerable legal expertise. Sams most recently served as the Executive Vice President and General Counsel of Turner Broadcasting System, Inc., for nearly two decades. In this role she oversaw the legal work relating to all of the business activities of Turner and its subsidiaries worldwide with a focus on issues related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. She also served as President, Turner Broadcasting System International, Inc. from 2003 until 2012. Prior to joining Turner, she was an associate at White & Case, specializing in mergers and acquisitions and securities law. Sams holds a J.D. from the University of Virginia School of Law, and a bachelor’s from Princeton University.

About CoStar Group

CoStar Group (NASDAQ: CSGP) is a global leader in commercial real estate information, analytics, online marketplaces and 3D digital twin technology. Founded in 1986, CoStar Group is dedicated to digitizing the world’s real estate, empowering all people to discover properties, insights, and connections that improve their businesses and lives.

CoStar Group’s major brands include CoStar, a leading global provider of commercial real estate data, analytics, and news; LoopNet, the most trafficked commercial real estate marketplace; Apartments.com, the leading platform for apartment rentals; and Homes.com, the fastest-growing residential real estate marketplace. CoStar Group’s industry-leading brands also include Matterport, a leading spatial data company whose platform turns buildings into data to make every space more valuable and accessible, STR, a global leader in hospitality data and benchmarking, Ten-X, an online platform for commercial real estate auctions and negotiated bids and OnTheMarket, a leading residential property portal in the United Kingdom.

CoStar Group’s websites attracted over 134 million average monthly unique visitors in the fourth quarter of 2024, serving clients around the world. Headquartered in Arlington, Virginia, CoStar Group is committed to transforming the real estate industry through innovative technology and comprehensive market intelligence. From time to time, we plan to utilize our corporate website as a channel of distribution for material company information. For more information, visit CoStarGroup.com.

Forward-Looking Statements

This press release of CoStar Group contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements about CoStar Group’s plans, objectives, expectations, beliefs and intentions. In some cases, you can identify forward-looking statements by words such as “confident,” “believe,” “expect,” “will,” “plan,” “goal,” “continue,” “commit” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: our inability to attract and retain new clients; our inability to successfully develop and introduce new or updated online marketplace services, information, and analytics; our inability to compete successfully against existing or future competitors in attracting advertisers and in general; the effects of fluctuations and market cyclicality; the effects of global economic uncertainties and downturns or a downturn or consolidation in the real estate industry; our inability to hire qualified persons for, or retain and continue to develop our sales force, or unproductivity of our sales force; our inability to retain and attract highly capable management and operating personnel; the downward pressure that our internal and external investments may place on our operating margins; our inability to increase brand awareness; our inability to maintain or increase internet traffic to our marketplaces, and the risk that the methods, including Google Analytics, that we use to measure average monthly unique visitors to our portals may misstate the actual number of unique persons who visit our network of mobile applications and websites for a given month or may differ from the methods used by competitors; our inability to attract new advertisers; our inability to successfully identify, finance, integrate, and/or manage costs related to acquisitions; our inability to complete certain strategic transactions if a proposed transaction is subject to review or approval by regulatory authorities pursuant to applicable laws or regulations; our inability to realize the benefits of the acquisition of Matterport, Inc.; the effects of cyberattacks and security vulnerabilities, and technical problems or disruptions; the significant costs associated with undertaking a large infrastructure project to build out our campus in Richmond, Virginia; our inability to generate increased revenues from our current or future geographic expansion plans; the risks related to acceptance of credit cards and debit cards and facilitation of other customer payments; the effects of climate related events and other events beyond our control; the effects related to attention to environmental, social and governance matters; our inability to obtain and maintain accurate, comprehensive, or reliable data; our inability to obtain and maintain stable data feeds, or disruption of our data feeds; our inability to enforce or defend our ownership and use of intellectual property; the effects of use of new and evolving technologies, including artificial intelligence, on our ability to protect our data and intellectual property from misappropriation by third parties; our inability to defend against potential legal liability for collecting, displaying, or distributing information; our inability to obtain or retain listings from real estate brokers, agents, property owners, and apartment property managers; our inability to maintain or establish relationships with third-party listing providers; our inability to comply with the rules and compliance requirements of Multiple Listing Services; the risks related to international operations; the effects of foreign currency exchange rate fluctuations; our indebtedness; the effects of a lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; the effects of any actual or perceived failure to comply with privacy laws and standards; the effects of changes in tax laws, regulations, or fiscal and tax policies; the effects of third-party claims, litigation, regulatory proceedings, or government investigations; and risks related to return on investment. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. More information about these risks and uncertainties, and other potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the SEC, including in CoStar Group’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, as well as CoStar Group’s other filings with the SEC (including Current Reports on Form 8-K) available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Investor Relations:

Rich Simonelli

Head of Investor Relations

CoStar Group Investor Relations

(973) 896-8184

rsimonelli@costar.com

News Media:

Matthew Blocher

Vice President

CoStar Group Corporate Marketing & Communications

(202) 346-6775

mblocher@costar.com

Mahmoud Siddig, Joseph Sala or Lucas Pers

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449